ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Announces Capital Expenditure Budget, Closing of $50 million Credit Facility, and the Promotion of Barbara M. Stuckey to Vice President – Corporate Development

SAN ANTONIO (June 28, 2007) - Abraxas Petroleum Corporation (AMEX:ABP) today announced a capital expenditure budget for the remainder of 2007 of $16 million. The Company also announced that it has closed a $50 million credit facility with Société Générale and that Barbara M. Stuckey has been elected to serve as an executive officer of Abraxas in the capacity of Vice President - Corporate Development.

Capital Expenditure Budget

The drilling program for the remainder of 2007 will be selected from the Company’s large inventory of projects on its existing leasehold in Texas and Wyoming. A number of the targeted projects represent the potential for high-impact production growth as evidenced by the previously announced results of the Manzanita 1H in the Oates SW Field area of Pecos County, Texas.

Given the nature of the high-impact potential, the Company has elected to not issue production guidance at this time, as a single well could result in significantly different numbers than guidance provided. Historically, however, the Company has added 1 Mcfe per day of production per $4,500 of capital expended.

Abraxas plans to fund its drilling program from cash flow, including partnership cash distributions, and cash on hand.

“During the remainder of 2007, we will target the Mississippian and Devonian formations in the Delaware Basin of West Texas and several high-impact exploratory projects on internally generated prospects in the Wilcox formation of South Texas. Depending on the permitting process in Wyoming, we may also target the Mowry Shale in our Brooks Draw Field,” commented Bob Watson, President and CEO.

Credit Facility / VP – Corporate Development

The credit facility is a reserve-based senior secured facility with an initial borrowing base of $6.5 million. In general, borrowings under the credit facility will bear an interest rate based on utilization of LIBOR plus 1.5% – 2.5%.

“Even though we have zero drawn on this new credit facility, it was put in place to provide us financial flexibility going forward. I am pleased to announce Barbara’s promotion as she was instrumental, from concept to closing, in the series of transactions that we announced on May 25, 2007, in addition to numerous past property and corporate transactions in which she played an integral role over the past 10 years. Barbara will also serve as President of the recently formed partnership, Abraxas Energy Partners, L.P., and its associated subsidiaries and affiliates, including the general partner, Abraxas General Partner, LLC,” commented Bob Watson, President and CEO of Abraxas.

500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232

Office: 210.490.4788 Exec/Acctg Fax: 210.490.8816

ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

SG Americas Securities, LLC acted as sole bookrunner and arranger, and Société Générale acted as administrative agent, for the credit facility.

500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232

Office: 210.490.4788 Exec/Acctg Fax: 210.490.8816

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations in Texas and Wyoming, including interests in the emerging resource plays targeting the Mowry Shale in Wyoming and the Woodford Shale in West Texas, as well as interests in internally generated exploratory projects targeting the Wilcox formation in South Texas. Abraxas also owns approximately 47% of Abraxas Energy Partners L.P. (the “Partnership”) which was formed in May 2007 and pays quarterly distributions. Institutional investors own the remaining 53% interest in the Partnership. Abraxas accounts for its interest in the Partnership on a consolidated basis, reflecting the 53% owned by institutional investors as a minority interest.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/Vice President - Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com